UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Real Goods Solar, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY SUBJECT TO COMPLETION — DATED APRIL 21, 2016

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 27, 2016

To our shareholders:

We will hold a special meeting of shareholders of Real Goods Solar, Inc. (“we”, “us”, “our”, or “RGS Energy”), a Colorado corporation, on May 27 2016, at 12:00 p.m. local time, at the La Quinta Inn & Suites Denver Boulder - Louisville located at 902 West Dillon Road, Louisville, CO 80027 for the following purposes:

1. to approve a reverse stock split of all of the outstanding shares of our Class A common stock, par value $0.0001 per share, at a specific ratio within a range from one-for-two to one-for-twenty and to grant authorization to our board of directors to determine, in its sole discretion, the specific ratio and the timing of the reverse stock split at any time before May 27, 2017;

2. to approve for purposes of complying with NASDAQ Listing Rule 5635(d), the issuance of shares of Class A common stock pursuant to the terms of our senior secured convertible notes due April 1, 2019 (the “Notes”) without giving effect to the exchange cap set forth therein in an amount that may exceed 20% of our issued and outstanding shares of Class A common stock before the issuance of the Notes and the exercise of our Series G Warrants without giving effect to the exercise floor price set forth therein;

3. to approve the adjournment of the special meeting, if necessary to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal 1 or Proposal 2;

4. to transact such other business as may properly come before our special meeting, or any adjournment(s) or postponement(s) thereof.

Our board of directors has fixed the close of business on April 21, 2016, as the record date for determining our shareholders entitled to notice of, and to vote at, this special meeting. A complete list of our shareholders entitled to vote at this special meeting will be available for inspection by our shareholders upon written request before this special meeting showing a proper purpose during normal business hours at our Louisville, Colorado office and subject to satisfaction of other requirements set forth in our bylaws. Only shareholders of record on April 21, 2016 are entitled to notice of, and to vote at, this special meeting and any adjournments or postponements thereof.

On or about ____, 2016, we expect to commence mailing our shareholders (other than those who previously requested electronic delivery of our proxy materials) this proxy statement and the accompanying proxy card for the special meeting. If you received your special meeting materials via email, the email contained voting instructions and links to the proxy statement and the accompanying proxy card on the Internet, which are both available at www.proxyvote.com.

Our shareholders are cordially invited to attend this special meeting in person.

By Order of the Board of Directors,

____, 2016
Paul Anderson, Chief Administrative Officer, Secretary and General Counsel

YOUR VOTE IS IMPORTANT

We urge you to vote your shares as promptly as possible.

If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-690-6903, or

•	by mailing us an executed proxy card.

If you hold our shares with a broker, you may also be eligible to vote via the Internet or by telephone if your broker participates in the proxy voting program provided by Broadridge Investor Communication Services.

PRELIMINARY COPY SUBJECT TO COMPLETION — DATED APRIL 21, 2016

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

PRELIMINARY PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 27 2016

We are furnishing this proxy statement and the accompanying proxy card to our shareholders in connection with the solicitation of proxies by and on behalf of our board of directors for use at the special meeting of shareholders to be held on Friday, May 27, 2016, starting at 12:00 p.m. local time, at the La Quinta Inn & Suites Denver Boulder - Louisville located at 902 West Dillon Road, Louisville, CO 80027 and at any adjournment(s) or postponement(s) thereof. On or about ____, 2016, we expect to commence mailing or giving our shareholders (other than those who previously requested electronic delivery of our proxy materials) this proxy statement and the accompanying proxy card for the special meeting. The address of our principal executive offices is 833 West South Boulder Road, Louisville, Colorado 80027.

PURPOSE OF SPECIAL MEETING

At the special meeting, our shareholders will be asked: (i) to approve a reverse stock split of all of the outstanding shares of our Class A common stock, par value $0.0001 per share, at a specific ratio within a range from one-for-two to one-for-twenty and to grant authorization to our board of directors to determine, in its sole discretion, the specific ratio and the timing of the reverse stock split at any time before May 27, 2017; (ii) to approve, for purposes of complying with NASDAQ Listing Rule 5635(d), the issuance of shares of Class A common stock pursuant to the terms of our senior secured convertible notes due April 1, 2019 (the “Notes”) without giving effect to the exchange cap set forth therein in an amount that may exceed 20% of our issued and outstanding shares of Class A common stock before the issuance of the Notes and the exercise of our Series G Warrants without giving effect to the exercise floor price set forth therein; (iii) to approve the adjournment of the special meeting, if necessary to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal 1 or Proposal 2; and (iv) to transact such other business as may properly be brought before the special meeting. Our board of directors recommends a vote “FOR” the approval of the reverse stock split, “FOR” the approval, for purposes of complying with NASDAQ Listing Rule 5635(d), of the issuance of shares of Class A common stock pursuant to the terms of the Notes without giving effect to the exchange cap set forth therein in an amount that may exceed 20% of our issued and outstanding shares of Class A common stock before the issuance of the Notes and the exercise of our Series G Warrants without giving effect to the exercise floor price set forth therein, and “FOR” the approval of the adjournment of the special meeting, if necessary, as further described herein.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding votes eligible to be cast by our Class A common stock and Class B common stock is necessary to constitute a quorum at the special meeting. Only shareholders of record at the close of business on the record date, April 21, 2016 (the “Record Date”), will be entitled to notice of, and to vote at, the special meeting. As of the Record Date, there were 12,561,943 shares of our Class A common stock, par value $0.0001, and no shares of our Class B common stock, par value $0.0001, outstanding and entitled to vote. Holders of our Class A common stock as of the Record Date are entitled to one vote for each share held. The holders of our common stock will vote together as a single class. Cumulative voting is not permitted for any purpose. Once a quorum is present, the affirmative vote of a majority of the votes cast on Proposal 1 or Proposal 2 shall be the act of the shareholders on such Proposal. Approval of Proposal 3 requires the affirmative vote of a majority of the votes represented by the holders of our Class A common stock at the special meeting, whether or not a quorum exists.

As of April 19, 2016, Riverside Renewable Energy Investment LLC (“Riverside”) held approximately 13.4%, of the outstanding shares of our Class A common stock. Because of its voting rights, Riverside will be able to exert influence over matters requiring approval by our shareholders at the special meeting.

On April 1, 2016, Riverside entered into a voting agreement as further described herein in which Riverside agreed to vote all of its shares of Class A common stock “FOR” approval, for purposes of complying with NASDAQ Listing Rule 5635(d), of the issuance of shares of Class A Common Stock pursuant to the terms of the Notes without giving effect to the exchange cap set forth therein in an amount that may exceed 20% of our issued and outstanding shares of Class A common stock before the issuance of the Notes and the exercise of our Series G Warrants without giving effect to the exercise floor price set forth therein, all as described herein.

All shares of our Class A common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with properly executed instructions indicated in the proxies. Abstentions and broker non-votes will have no effect on the result of the vote although they will count towards the presence of a quorum for this special meeting. Any shareholder executing a proxy has the power to revoke the proxy at any time before its exercise. A proxy may be revoked before exercise by (a) filing with us a written revocation of the proxy, (b) appearing at the special meeting and voting in person, (c) voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 26, 2016 (only your latest telephone or Internet proxy is counted), or (d) submitting to us a duly executed proxy bearing a later date.

If you are a beneficial owner of shares held in “street name” by a brokerage firm, you will provide voting instructions to the broker. In the event that you do not instruct the broker how to vote your shares, such broker may in its discretion chose to vote such uninstructed shares on “routine” matters only. We believe that Proposal 1 to approve the reverse stock split and Proposal 3 to approve the adjournment of the special meeting, if necessary, are “routine” matters under applicable rules, and as such, if you do not instruct your broker how to vote your shares, your broker may in its discretion, vote the uninstructed shares either “FOR” or “AGAINST” Proposal 1 and Proposal 3.

On or about ____, 2016, we expect to commence mailing our shareholders (other than those who previously requested electronic delivery of our proxy materials) our proxy statement and the accompanying proxy card for the special meeting. If you received your special meeting materials via email, the email contained voting instructions and links to the proxy statement and the accompanying proxy card on the Internet, which are both available at www.proxyvote.com.

This proxy statement, the proxy card and voting instructions are also being made available to shareholders at www.proxyvote.com. You may also request a printed copy of this proxy statement and the proxy card by any of the following methods: (a) telephone at 1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.

We will bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies. In addition, our officers, directors and employees may solicit proxies by written communication or telephone. These persons will receive no special compensation for any solicitation activities. We have retained the services of MacKenzie Partners, Inc., a professional solicitation firm, as proxy solicitor for this special meeting. We expect to pay MacKenzie Partners, Inc. approximately $7,500 for the services it will perform as proxy solicitor in connection with this special meeting. Further, we will reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify MacKenzie Partners, Inc. against certain liabilities relating to or arising out of the engagement.

UNLESS THE SHAREHOLDER GRANTING THE PROXY SPECIFIES A DIFFERENT VOTE, IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AS DESCRIBED IN PROPOSAL 1, “FOR” THE APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(d), OF THE ISSUANCE OF SHARES OF CLASS A COMMON STOCK PURSUANT TO THE TERMS OF THE NOTES WITHOUT GIVING EFFECT TO THE EXCHANGE CAP SET FORTH THEREIN IN AN AMOUNT THAT MAY EXCEED 20% OF OUR ISSUED AND OUTSTANDING SHARES OF CLASS A COMMON STOCK BEFORE THE ISSUANCE OF THE NOTES AND THE EXERCISE OF OUR SERIES G WARRANTS WITHOUT GIVING EFFECT TO THE EXERCISE FLOOR PRICE SET FORTH THEREIN, AS DESCRIBED IN PROPOSAL 2, and “for” the adjournment of the Special Meeting if necessary to permit further solicitation of Proxies AS DESCRIBED IN PROPOSAL 3.

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PROPOSAL 1

APPROVAL OF A REVERSE STOCK SPLIT

(Item No. 1 on Proxy Card)

Our board of directors has adopted resolutions approving, declaring advisable and recommending that our shareholders approve a reverse stock split of all of our outstanding shares of our Class A common stock at a specific ratio within a range from one-for-two to one-for-twenty (the “Reverse Stock Split”). If approved by our shareholders, Proposal 1 would permit (but not require) our board of directors to affect the Reverse Stock Split at any time before May 27, 2017 by a ratio of not less than one-for-two and not more than one-for-twenty with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.

We believe that enabling our board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our shareholders. In determining a ratio, if any, following the receipt of shareholder approval, our board of directors will consider, among other things, factors such as:

•	the minimum price per share requirements of The NASDAQ Capital Market;
•	the historical trading price and trading volume of our Class A common stock;
•	the number of shares of our Class A common stock outstanding;
•	the then-prevailing trading price and trading volume of our Class A common stock and the anticipated impact of the Reverse Stock Split on the trading market for our Class A common stock;
•	business developments affecting us; and
•	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

On December 23, 2016, we received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying us that for the 30 consecutive business days preceding the letter, the bid price of our Class A common stock had closed below the minimum $1.00 per share requirement for continued inclusion on NASDAQ, based on NASDAQ Listing Rule 5550(a)(2). We have 180 calendar days, or until June 20, 2016, to regain compliance, and may be eligible for an additional 180 day compliance period thereafter. However, if we are not able to cure the deficiency during this second compliance period, or if we are otherwise not eligible, the NASDAQ staff will provide notice that our Class A common stock will be subject to delisting from The NASDAQ Capital Market.

Regain Compliance with NASDAQ Listing Rule 5550(a)(2). To regain compliance, the bid price of our Class A common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days any time before the expiration of the grace periods described above. Our board of directors has concluded that, absent a significant market-driven increase in our stock price, the best way for us to increase the closing bid price of our Class A common stock to the level satisfactory for meeting the continued listing requirements of NASDAQ is to affect the Reverse Stock Split. We believe that listing our Class A common stock on NASDAQ improves the marketability and liquidity of our Class A common stock by making it available to a broader range of potential investors. If our Class A common stock was delisted from The NASDAQ Capital Market, we believe this would reduce the volume of shares traded and increase the volatility of our stock price. We believe that the Reverse Stock Split will be sufficient to satisfy the minimum $1.00 per share requirement for continued inclusion on NASDAQ. However, following the Reverse Stock Split, there can be no assurance that the market price of our Class A common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split Class A common stock can be maintained at the minimum per share bid price required by NASDAQ.

Increased Share Price. A reverse stock split may increase the trading price of shares of our Class A common stock, potentially making them more attractive to investors. In particular, many institutional investors are only able to own shares of common stock that meet minimum share price thresholds.

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Reduced Shareholder Transaction Costs. Because investors typically pay commissions based on the number of shares traded when they buy or sell shares of our Class A common stock, investors may pay lower commissions for trading a given dollar amount of our Class A common stock if the Reverse Stock Split occurs.

Effects of the Reverse Stock Split

After the effective date of the proposed Reverse Stock Split, each shareholder will own a reduced number of shares of our Class A common stock. As of the Record Date, 12,561,943 shares of our Class A common stock were issued and outstanding. The table below illustrates and exemplifies, as of the Record Date, the number of outstanding shares of Class A common stock that would result from the Reverse Stock Split at a ratio of one-for-two, one-for-ten and one-for-twenty (including whole shares that are issued in lieu of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Class A Common Stock Following the Reverse Stock Split)	Percent Reduction in Number of Outstanding Shares of Class A Common Stock Following the Reverse Stock Split
one-for-two	6.3 million	50%
one-for-ten	1.3 million	90%
one-for-twenty	0.63 million	95%

When implemented, the number of shares of our Class A common stock owned by each of our shareholders will be reduced by the same proportion as the reduction in the total number of shares of our Class A common stock outstanding. The Reverse Stock Split will affect all holders of our Class A common stock uniformly and will not affect any shareholder’s percentage ownership or voting interest in our company (except for shareholders receiving one whole share for a fractional share interest). None of the rights currently accruing to holders of our Class A common stock will be effected by the Reverse Stock Split.

Shareholders should also recognize that once the Reverse Stock Split is effected, they will own a fewer number of shares than they currently own (a number equal to the quotient of the number of shares owned immediately before the Reverse Stock Split divided by, for example, 20, assuming a ratio of one-for-twenty. While we expect that the Reverse Stock Split will result in an increase in the per share price of our Class A common stock, the Reverse Stock Split may not increase the per share price of our Class A common stock in proportion to the reduction in the number of shares of our Class A common stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse stock splits for companies in similar circumstances is varied. We cannot predict the effect of the Reverse Stock Split upon the market price over an extended period and, in some cases, the market value of a company’s common stock following a reverse stock split declines.

Once the Reverse Stock Split is effected, and should the per-share price of our Class A common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of our Class A common stock could be adversely effected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

The Reverse Stock Split will also not affect the ability of our board of directors to designate preferred stock, and the par value and authorized number of shares of preferred stock will not be adjusted as a result of the Reverse Stock Split. Neither the authorized but unissued shares of Class A common stock nor the par value for our Class A common stock will adjust as a result of the Reverse Stock Split. If effected, the Reverse Stock Split will reduce the number of issued and outstanding shares of Class A common stock and, therefore, make available more shares of our Class A common stock for future issuances in connection with our outstanding options and warrants, the Notes, our 2008 Long Term Incentive Plan, future capital raises, and other business purposes. As of the Record Date, following, for example, a one-for-ten reverse stock split, we would have approximately 1.26 million shares outstanding, approximately 1,244,865 shares issuable

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pursuant to the terms of the Notes (assuming conversion of the Notes at the fixed conversion price of $0.8033 as of April 1, 2016), approximately 14,700 shares issuable upon exercise of outstanding options, approximately 733,414 shares issuable upon exercise of outstanding warrants, including the Series G Warrants, based on the current terms of such securities, and approximately 148.74 million shares of Class A common stock available for issuance.

Our board of directors will have the authority, subject to applicable securities laws and, to the extent applicable, securities exchange listing requirements, to issue all authorized and unissued shares without further shareholder approval, upon such terms and conditions as our board of directors deems appropriate. Other than with respect to outstanding options and warrants (including the Series G Warrants), the Notes and under the Amended and Restated Loan Agreement, dated March 30, 2016, with Solar Solutions and Distribution, LLC, we do not presently have any definitive agreement(s) to issue any shares of Class A common stock.

Further, an effect of the existence of authorized but unissued capital stock may be to enable our board of directors to render more difficult, or to discourage an attempt, to obtain control of our company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal was not in our best interests, such shares could be issued by our board of directors without shareholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. We do not have any current plans, proposals, or arrangements to propose any amendments to our articles of incorporation or bylaws that would have a material anti-takeover effect. Further, we have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our Class A common stock or obtain control of our company, nor is it a plan by management to recommend a series of similar actions to our board of directors or our shareholders. The board of directors does not intend for any of these transactions to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Moreover, as a result of the Reverse Stock Split, some shareholders may own less than 100 shares of our Class A common stock. A purchase or sale of less than 100 shares, known as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than 100 shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of Class A common stock.

No fractional shares of post-Reverse Stock Split Class A common stock will be issued to any shareholder. In lieu of any such fractional share interest, each holder of pre-Reverse Stock Split Class A common stock who would otherwise be entitled to receive a fractional share of post-Reverse Stock Split Class A common stock will receive one whole share of Class A common stock for each fractional share.

Effects of the Reverse Stock Split on Outstanding Options and Warrants and the Notes

If the Reverse Stock Split is effected, any outstanding options and warrants entitling their holders to purchase shares of our Class A common stock will be proportionately reduced by our board of directors in the same ratio as the reduction in the number of shares of outstanding Class A common stock. The terms of the respective options and warrants will determine how any fractional shares resulting from such reduction will be handled, except, to extent necessary to comply with the requirements of Code Section 409A, any fractional shares resulting from such reduction will be rounded down to the nearest whole share. Correspondingly, the per share exercise price of such options and warrants will be increased in direct proportion to the Reverse Stock Split ratio determined by the board of directors, so that the aggregate dollar amount payable for the purchase of the shares subject to such securities will remain unchanged.

If the Reverse Stock Split is effected, the fixed conversion price of the Notes will be increased in direct proportion to the Reverse Stock Split ratio determined by the board of directors. The floating conversion price of the Notes is dependent on the market price of the Class A common stock. It is expected that the Reverse Stock Split will cause an immediate increase in the market price of the Class A common stock. As a result, if the Notes are converted using an increased conversion price (whether fixed or floating), a smaller amount of shares of Class A common stock are issuable under the Notes than immediately before the Reverse Stock Split. Further, the minimum trading price equity conditions

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contained in the Notes will be increased in direct proportion to the Reverse Stock Split ratio determined by the board of directors. The $0.25 conversion price floor in the Notes will not change as a result of the Reverse Stock Split.

Effects of the Reverse Stock Split on Our 2008 Long Term Incentive Plan

With respect to the number of shares authorized for issuance under our 2008 Long Term Incentive Plan, our board of directors will proportionately reduce the number of authorized shares in accordance with the terms of the 2008 Long Term Incentive Plan. As of the Record Date there were 1,844,161 shares of Class A common stock authorized for issuance under the 2008 Long Term Incentive Plan, of which 1,697,182 remained available for future awards. Following the Reverse Stock Split, if effected, the number of authorized shares under the 2008 Long Term Incentive Plan will be reduced in direct proportion to the Reverse Stock Split ratio determined by our board of directors.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, real estate investment trusts, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, nonresident alien individuals, U.S. expatriates and tax-exempt entities. This summary also assumes that the shares of Class A common stock are held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Pursuant to the Reverse Stock Split, each holder of our Class A common stock outstanding immediately before the effectiveness of the Reverse Stock Split will become the holder of fewer shares of our Class A common stock after consummation of the Reverse Stock Split.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, other than with respect to any shareholder that receives one whole share for each fractional share (as described below), a shareholder generally will not recognize gain or loss by reason of such shareholder’s receipt of post-Reverse Stock Split shares pursuant to the Reverse Stock Split solely in exchange for pre-Reverse Stock Split shares held by such shareholder immediately before the Reverse Stock Split. Subject to the following discussion regarding a shareholder’s receipt of a whole post-Reserve Stock Split share in exchange for a fractional share, a shareholder’s aggregate tax basis in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split will equal the shareholder’s aggregate basis in pre-

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Reverse Stock Split shares exchanged therefor and will be allocated among the post-Reverse Stock Split shares received in the Reverse Stock Split on a pro-rata basis.

A shareholder may recognize gain or loss from the disposition of a fractional pre-Reverse Stock Split share in exchange for a whole post-Reverse Stock Split share, which may affect its adjusted basis in such whole share received. The treatment of the exchange of a fractional share for a whole share in the Reverse Stock Split is not clear. We intend to treat the issuance to a shareholder of a whole share in exchange for a fractional share as a nontaxable event, but there can be no assurance that the Internal Revenue Service would not contend, or that a court would not find, that a shareholder should recognize gain or loss on its receipt of a whole share in exchange for a fractional share. If you are a shareholder who receives a whole post-Reverse Stock Split share pursuant to the Reverse Stock Split solely in exchange for a fractional pre-Reverse Stock Split share, you should consult your tax advisor regarding the tax consequences of the Reverse Stock Split.

Shareholders who have used the specific identification method to identify their basis in the pre-Reverse Stock Split shares held immediately before the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares received in exchange therefor in the Reverse Stock Split. A shareholder’s holding period in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split will generally include the shareholder’s holding period in the pre-Reverse Stock Split shares surrendered in exchange therefor, provided the pre-Reverse Stock Split shares surrendered are held as capital assets at the time of the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect the par value of our Class A common stock per share, which will remain $0.0001 par value per share. As a result, on the effective date of the Reverse Stock Split, if effected, the stated capital on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per-share net income or loss will be higher because there will be fewer shares of Class A common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split.

Exchange Act Matters

Our Class A common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split, if implemented, will not affect the registration of our Class A common stock under the Exchange Act or our reporting or other requirements thereunder. Our Class A common stock is currently quoted on The NASDAQ Capital Market under the symbol “RGSE” and we expect that our Class A common stock would continue to be quoted on The NASDAQ Capital Market. We would also obtain a new CUSIP number for the Class A common stock at the time of the Reverse Stock Split, which would be reflected on new stock certificates issued by us and in electronic entry systems. We must also provide NASDAQ with at least 15 calendar days advance notice of the effective date of the Reverse Stock Split in compliance with Rule 10b-17 under the Exchange Act.

Effective Date

The Reverse Stock Split, if approved by our shareholders, would become effective upon the date determined by our board of directors. On the effective date of the Reverse Stock Split, shares of Class A common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the shareholders, into new shares of Class A common stock in accordance with the Reverse Stock Split ratio determined by the board of directors. As soon as practical after the effective date, the shareholders will be notified that the Reverse Stock Split has been effected.

In addition, our board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split.

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Effect on Registered and Beneficial Shareholders

Upon the Reverse Stock Split, the Company intends to treat shareholders holding shares of our Class A common stock in “street name” (that is, held through a bank, broker, custodian or other nominee) in the same manner as shareholders of record whose shares of Class A common stock are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Class A common stock in “street name;” however, these banks, brokers, custodians or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Class A common stock with a bank, broker, custodian or other nominee, and have any questions in this regard, we encourage you to contact your bank, broker, custodian or other nominee.

Effect on “Book-Entry” Shareholders of Record

Certain of our shareholders of record may hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders will not have stock certificates evidencing their ownership of our Class A common stock. They are, however, provided with a statement reflecting the number of shares of Class A common stock registered in their accounts.

If you hold registered pre-Reverse Stock Split shares in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of post-Reverse Stock Split shares you hold.

Exchange of Stock Certificates

Some shareholders of record hold their shares of our Class A common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our Class A common stock are held in certificate form, our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time of the Reverse Stock Split, a letter of transmittal will be sent to our shareholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time of the Reverse Stock Split, any certificates formerly representing pre-Reverse Stock Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Stock Split shares.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

No shareholder will have appraisal or dissenter’s rights with respect to the Reverse Stock Split and Proposal 1.

Interests of our Officers and Directors in Proposal 1

We do not believe that our officers or directors have interests in Proposal 1 that are different from or greater than those of any other of our shareholders.

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Vote Required

Approval of this Proposal 1 requires the affirmative vote of a majority of the votes cast “FOR” and “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” and “AGAINST” are included, while abstentions and broker non-votes will have no effect on the outcome of this proposal. Unless instructions to the contrary are specified in a properly executed and returned proxy, the proxy holders will vote the proxies received by them “FOR” this Proposal 1.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 TO APPROVE THE PROPOSED REVERSE STOCK SPLIT

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PROPOSAL 2

APPROVAL, FOR PURPOSES OF complying with NASDAQ Listing Rule 5635(d), OF the issuance of shares of Class A common stock pursuant to the terms of the Notes without giving effect to the exchange cap set forth therein in an amount that may exceed 20% of our issued and outstanding shares of Class A common stock before the issuance of the Notes and the exercise of our Series G Warrants without giving effect to the exercise floor price set forth therein

(Item No. 2 on Proxy Card)

Our board of directors has adopted resolutions approving, declaring advisable and recommending that our shareholders approve, for purposes of complying with NASDAQ Listing Rule 5635(d), the issuance of shares of Class A common stock pursuant to the terms of the Notes without giving effect to the exchange cap set forth therein in an amount that may exceed 20% of our issued and outstanding shares of Class A common stock before the issuance of the Notes and the exercise of our Series G Warrants without giving effect to the exercise floor price set forth therein, all as described herein.

On April 1, 2016 , we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with unaffiliated institutional investors identified therein (each, an “Investor”), pursuant to which we sold $10,000,000 of units (each, a “Unit”) consisting of a $1.00 Note convertible into our Class A common stock, on the terms further described below, and a Series G Warrant to purchase a fraction of a share of our Class A common stock in a private placement (the “Private Placement”). The purchase price for each Unit was $1.00. On the same day we closed the transaction contemplated by the Purchase Agreement and issued Notes in an aggregate principal amount of $10,000,000 and Series G Warrants exercisable into an aggregate of 4,979,460 shares of shares of Common Stock. The proceeds are to be used to fund working capital and for payment of overdue accounts payable. In connection with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) whereby we agreed to file a registration statement for the shares of Class A Common Stock issuable pursuant to the terms of the Notes and the Series G Warrants. Additionally, Riverside entered into a Voting Agreement (the “Voting Agreement”) whereby they agreed to vote in favor of this Proposal 2.

NASDAQ Listing Rule 5635(d) (the “20% Rule”) requires a company whose securities are traded on The NASDAQ Capital Market to obtain shareholder approval before the sale, issuance or potential issuance (including upon conversion or exercise of securities) of common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. With respect to the Notes and the Series G Warrants, the 20% threshold and book and market value of our Class A common stock are measured as of April 1, 2016.

The Notes may be converted into shares of Class A common stock at the lower of a fixed or floating conversion price as further described below. The fixed conversion price was above the market value of the Class A common stock on the date of issuance and the potential issuance of shares of Class A common stock pursuant to the terms of the Notes at the fixed conversion price would exceed 20% of the shares of Class A common stock issued and outstanding on April 1, 2016. The floating conversion price will be at a discount to the market value of the Class A common stock at the time of determination in the future. Further, the terms of the Notes contains a provision customary for this type of convertible notes which allow us, with the prior written consent of the “required holders” (as defined in the Notes), to reduce the then current fixed conversion price to any amount and for any period of time deemed appropriate by our board of directors. Therefore, there is a possibility that the floating conversion price at the time of determination will be lower than the market value of the Class A common stock as of April 1, 2016. In order to comply with the 20% Rule in connection with the issuance of the Notes, the number of shares of our Class A Common Stock issuable pursuant to the terms of the Notes was capped at the amount that could be issued under the 20% Rule without shareholder approval (the “Exchange Cap”).

The aggregate number of shares of Class A common stock issuable upon exercise of the Series G Warrants exceed 20% of the issued and outstanding shares of our Class A common stock as of April 1, 2016. The exercise price of the Series G Warrants exceeded the market value of our Class A common stock as of April 1, 2016. However, if the exercise price in effect on March 31, 2017 exceeds the closing bid price of our Class A common stock on March 31, 2017, the exercise price will be reset to be equal to such closing bid price. Further, the terms of the Series G Warrants contains a provision customary for this type of warrants which allow us, with the prior written consent of the “required holders” (as defined in the Series G Warrants), to reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. Therefore, there is a possibility that the exercise price of the Series G Warrants in the

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future will be lower than the market value of the Class A common stock as of April 1, 2016. In order to comply with the 20% Rule in connection with the issuance of the Series G Warrants, the terms of the Series G Warrants provide that, unless and until such time as we obtain the shareholder approval required pursuant to the 20% Rule, the exercise price of the Series G Warrants may not be adjusted to less than $0.71, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction (the “Exercise Floor Price”).

Pursuant to the terms of the Purchase Agreement, we are required to call and hold a shareholders meeting no later than June 15, 2016 (75 calendar days after the closing of the private placement) to seek approval from our shareholders of the issuance of the shares of our Class A common stock issuable pursuant to the Notes without giving effect to the Exchange Cap set forth in the Notes and pursuant to the terms of the Series G Warrants without giving effect to the Exercise Floor Price set forth in the Series G Warrants.

Reasons for Shareholder Approval

Our board of directors believes that shareholder approval of this Proposal 2 is desirable for the following reasons:

Need for Additional Capital. We disclosed in our Quarterly Report on Form 10-Q filed on November 9, 2015 that we needed to raise additional capital to continue with our planned turnaround strategy and that if we were unsuccessful in raising additional capital we would be required to curtail our plans to expand our sales and construction capabilities and instead materially reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which would adversely impact future operating results. We worked with an investment bank to attempt to raise additional capital in the form of bank debt or from the sale of debt or equity securities. The only financing transaction that was available to us was the offering of the Notes and our Series G warrants. Our board of directors determined that it was in the best interest of our company and shareholders to close the offering of the Notes and our Series G Warrants because, without it, we expected that there would be a material adverse impact on our future operating results. As described above, we are required pursuant to the terms of the Purchase Agreement to call and hold a shareholders meeting to seek shareholder approval of the issuance of the shares of our Class A common stock issuable pursuant to the terms of the Notes without giving effect to the Exchange Cap and pursuant to the terms of the Series G Warrants without giving effect to the Exercise Floor Price.

Release of Funds under the Notes. Under the terms of the Purchase Agreement and the Notes, we received $750,000 of the proceeds from the sale of the Units in unrestricted cash and the remaining $9.25 million of the proceeds was deposited in five separate Company collateral accounts (the “Control Accounts”), each subject to a deposit account control agreement (the “Control Agreements”) among the Bank of Hawaii, us and the applicable Investor. The funds held in the Control Accounts will be distributed to us on the schedule described below. However, the aggregate amounts released from the Control Accounts cannot exceed a cash amount equal to the principal amount of Notes the conversion of which yields the maximum number of shares of our Class A common stock issuable upon conversion of the Notes in compliance with the 20% Rule, based on the conversion formula set forth in the Notes. This limitation will be eliminated if we obtain shareholder approval pursuant to the 20% Rule. Thereafter, if other conditions to release of funds from the Control Accounts are satisfied, additional funds would be released from the Control Accounts into our unrestricted bank accounts pursuant to the schedule described below.

Payment of Principal and Interest under the Notes in Shares of Class A Common Stock. We must make recurring payment of principal and interest under the Notes and may make such payments in cash, in shares of Class A common stock, or in a combination of cash and shares of Class A common stock. Further, we have the ability to force Note holders to convert their Notes, subject to certain conditions. Our ability to make such payments with shares of Class A common stock or to force Note holders to convert their Notes is subject to satisfaction of various equity conditions. One such equity condition is that the share of Class A commons stock we would issue in connection with such payment or mandatory conversion may be issue without violating the 20% Rule. Another equity condition is that we have obtained the shareholder approval required under the 20% Rule on or before June 15, 2016. If our shareholders do not approve this Proposal 2 before June 15, 2016, we will no longer be eligible to make payments of principal and interest under the Notes with shares of our Class A common stock or to force Note holders to convert their Notes into share of Class A common Stock unless the Note holders waive the applicable equity conditions. If we are unable to make payments of principal and interest under the Notes with shares of Class A common stock, we would be required to make such payment in cash by offsetting against funds held in the Control Accounts or, after first obtaining consent from our senior lender Solar Solutions and Distribution, LLC, from

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cash flow from operations and other capital resources, if any. If there are insufficient funds in the Control Accounts, we may be unable to make such payments in cash.

Payment of Exercise Price upon Exercise of Series G Warrants Will Generate Funds. To exercise the Series G Warrants, the holders of the Series G Warrants will pay us a per share exercise price (unless upon a cashless exercise). The exercise price in the Series G Warrants is subject to a one-time reset, as described above. If the Exercise Floor Price is higher than the market value of our Class A common stock on the reset date, the exercise price in the Series G Warrants will be equal to the Exercise Floor Price unless our shareholders have approved this Proposal 2 before then. We do not expect that the holders of the Series G Warrants will exercise the Series G Warrants if the exercise price is above the then-applicable market price of our Class A common stock, and, as a result, we would not receive any additional funds.

Regain Compliance with NASDAQ Listing Rule 5550(b)(2). On April 14, 2016, we received a letter from NASDAQ, notifying us that we were no longer in compliance with NASDAQ Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in stockholders’ equity or meet the alternatives of market value of listed securities or net income from continuing operations. We have 45 days, or until May 31, 2016, to submit a plan to regain compliance. If NASDAQ accepts our plan, NASDAQ may grant to us an extension of up to 180 calendar days from the date of the letter, or October 11, 2016, to provide evidence of compliance. We intend to submit a compliance plan to NASDAQ on or before the May 31, 2016 deadline. If NASDAQ does not accept our plan, NASDAQ will notify us that our Class A common stock is subject to delisting. We will have the opportunity to appeal that decision to a NASDAQ hearings panel. Even if NASDAQ accepts our compliance plan, there can be no assurance that we will be successful in regaining compliance with NASDAQ Listing Rule 5550(b)(1).

We are evaluating available alternatives to regain compliance but have not yet prepared a compliance plan for submission to NASDAQ nor decided on our course of action. Our compliance plan likely will consist of several components that we believe, if successfully executed, in the aggregate, will allow us to regain compliance. Generally, we believe that such components should involve actions that will reduce debt and derivative warrant liability and increase equity. We may determine that it is in the best interest of our company and our shareholders to raise additional capital in financing transactions allowing us to increase equity with minimal increase in debt or derivative warrant liability. We may also determine that it is advisable to approach existing debtholders and security holders with the goal of reaching agreement to, for example, convert debt to equity, exchange debt securities for equity securities, exchange warrants causing derivative warrant liability for equity securities, accelerate conversion of debt into equity, and accelerate exercise of warrants (which, for example, could result in the Series G Warrants becoming exercisable before their current October 1, 2016 exercisability date). We do not currently have any definitive plans to take any of the described actions. Some of the components we ultimately decide to include in our compliance plans likely will require that we first obtain consent of the Note holders, and perhaps other of our securities holders, as well as NASDAQ before we may take action, which we may not be able to obtain.

We believe that shareholder approval of Proposal 2 may in itself assist in our effort to regain compliance with NASDAQ Listing Rule 5550(b)(1). For example, if our shareholders approve Proposal 2, Note holders will be able to convert their Notes into share of Class A common stock and we may be eligible to pay principal and interest under the Note in shares of Class A common stock without being limited by the 20% Rule, thereby reducing debt and increasing equity.

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Description of the Notes

The Notes provide for distribution of the proceeds held in the Control Accounts pursuant to the Control Agreements as follows:

Release Date	Release Amount
20 days after the earlier of the date (i) an initial registration statement registering for resale shares of Class A common stock issuable upon conversion of the Notes and exercise of the Series G Warrants (the “Registration Effectiveness Date”), and (ii) the holders of the Notes are eligible to resell such shares under Securities Act Rule 144 without restrictions (“Freely Tradability Date”).	Up to the lesser of (i) $2.0 million (the “First Release Amount”) or (ii) a cash amount equal to the principal amount of Notes the conversion of which yields the maximum number of shares of Class A common stock issuable upon conversion of the Notes in compliance with NASDAQ Rules (2,511,132 shares, the “NASDAQ Amount”), and (iii) a cash amount equal to the principal amount of Notes the conversion of which yields the maximum number of shares of Class A common stock registered for resale under an effective registration statement (the “Registered Principal Amount”).

Two business days after the date on which the Company obtains shareholder approval of the issuance of shares of Class A common stock upon conversion of the Notes and removal of the floor on the exercise price of the Warrants pursuant to the 20% Rule (the “Shareholder Approval Date”).	Any unreleased portion of the First Release Amount not exceeding the Registered Principal Amount

90 days after the earlier of (i) the Registration Effectiveness Date, or (ii) the Freely Tradability Date; but in no event before the date that is 30 days after the Shareholder Approval Date.	Up to the lesser of (i) $2.0 million (the “Second Release Amount”) and (ii) the Registered Principal Amount.

160, 190, 220 and 250 days after the later of (i) the Shareholder Approval Date and (ii) the earlier of (a) the Registration Effectiveness Date and (b) the Freely Tradability Date.	On each occurrence, up to the lesser of (i) $1.325 million and (ii) the Registered Principal Amount (each a “Subsequent Release Amount”).

Two business day after the Free Tradability Date (or if later, the applicable release date described above).	Any unreleased portion of the First Release Amount, the Second Release Amount, or any Subsequent Release Amount.

The amount released pursuant to the Notes and the Control Agreements on each of these dates will be reduced to an amount equal to the lesser of the value of the shares of Class A common stock (i) covered by an effective resale registration statement, (ii) the Note holders are eligible to resell under Securities Act Rule 144, or (iii) eligible for issuance under the NASDAQ Listing Rules without shareholder approval (which limitation is eliminated after the Company has obtained such shareholder approval), if applicable, based on the conversion formula in the Notes.

All amounts outstanding under the Notes mature and are due and payable on or before April 1, 2019. Before maturity, the Notes bear interest at 8% per annum (or 18% per annum during an event of default) with interest payable monthly in arrears on the Installment Dates (as defined below) and on conversion dates.

On the last business day of each month, commencing on July 29, 2016 (each, an “Installment Date”), the Company is obligated to pay the Note holders a total amount equal to (i) $312,500 (representing 1/32nd of the original principal amount of the Notes) or the principal outstanding on the Installment Date, if less, plus (ii) the accrued and unpaid interest with respect to such principal, plus (iii) the accrued and unpaid late charges (if any) with respect to such principal and interest, and plus (iv) any amount deferred or accelerated by a Note holder, as discussed below. Each Installment Date payment may be made in cash, in shares of Class A common stock, or in a combination of cash and shares of Class A common stock. The Company’s ability to make such payments with shares of Class A common stock will be subject to satisfaction of various equity conditions during a 20 trading day-period before the applicable date of determination (the “Measurement Period”), including the existence of an effective registration statement covering the resale of the shares issued in payment (or, in the alternative, the eligibility of the shares issuable pursuant to the Notes for resale without restriction under Securities Act Rule 144), continued listing on The NASDAQ Capital Market, and a certain minimum trading volume and minimum trading price of the Class A common stock. If making an Installment Date payment in shares of Class A common stock, the Company is required to deliver a preliminary number of shares of Class A common stock 23 days before the applicable Installment Date and, if applicable, an additional number of shares of Class A common stock on the Installment Date, in each case, based on formula set forth in the Notes. Generally, the aggregate number of shares of Class A common stock delivered in connection with an Installment Date will be valued at the lower of (i) the then

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applicable fixed conversion price (see below), (ii) a price that is 85% of the arithmetic average of the five lowest volume-weighted average prices of the Class A common stock during the 20 trading day period ending the trading day immediately before the date of determination, and (iii) a price that is 85% of the volume-weighted average price of the Class A common stock on the trading day immediately before the date of determination. Any payments due to a Note holder may be off-set against any amount in such Note holder’s collateral account described above.

A Note holder may deliver a notice to the Company no later than the business day immediately before an Installment Date electing to have all or a portion of the payment otherwise due on such Installment Date deferred until a subsequent Installment Date elected by the Holder. Any deferred amount will continue to accrue interest. Further, a Note holder may deliver a notice to the Company no later than the third business day immediately before an Installment Date electing to accelerate all or a portion of any amounts scheduled to be paid on future Installment Dates after the applicable Installment Date and request that such accelerated amount be paid in shares of Class A common stock on the applicable Installment Date.

The Notes are convertible at any time, at the option of the holders, into shares of Class A common stock at the lower of a fixed and floating conversion price. The initial fixed conversion price is $0.8033 per share, subject to adjustment for stock splits and similar events. The floating conversion price is equal to the lowest of (i) 85% of the arithmetic average of the five lowest volume-weighted average prices of the Class A common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the delivery of the applicable conversion notice by such holder of Notes, (ii) 85% of the volume-weighted average price of the Class A common stock on the trading day immediately preceding the delivery of the applicable conversion notice by such holder of Notes, and (iii) 85% of the volume-weighted average price of the Class A common stock on the trading day of the delivery of the applicable conversion notice by such holder of Notes.

Once every six months and subject to certain conditions, the Company has the right to require all holders of the Notes, but not less than all, to convert all or any portion of a Note equal to at least $1,000,000 (or such lesser amount outstanding under a Note) into shares of Class A common stock at the conversion price described in the preceding paragraph.

The conversion price used to calculate the number of shares issuable upon conversion of the Notes by the Company or the Note holders may not be less than $0.25 per share (which is not subject to adjustment for stock splits and similar events). If the conversion price to be used for calculating the shares of Class A common stock issuable would have been less than $0.25 per share but for such limitation, the Company is obligated to issue shares of Class A common stock at a conversion price of $0.25 and pay cash to the Note holders in an amount calculated pursuant to formulas set forth in the Notes.

A holder may not convert a Note and the Company may not issue shares of Class A common stock upon conversion of a Note, including as repayment of principal and interest on an Installment Date, if, after giving effect to the conversion, a holder together with is “attribution parties,” would beneficially own in excess of 9.99% of the outstanding shares of Class A common stock. At each holder’s option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The Company may not issue any shares of Class A common stock under the Notes if the issuance would exceed the aggregate number of shares of Class A common stock the Company may issue in the private placement under applicable NASDAQ Listing Rules unless the Company first obtains shareholder approval of such issuance.

The Notes contain customary events of default, the occurrence of which trigger certain acceleration and redemption rights. These events of default include, among other things, failure to make payments or deliver shares of Class A common stock under the Notes, breaches of representations, warranties or covenants under the transaction documents, certain indebtedness defaults, and material adverse events. Upon the occurrence of an event of default under the Notes, a holder of a Note may require the Company to redeem all or a portion of its Note. Each portion of the Note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (i) 125% of the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (ii) the product resulting from multiplying (A) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) by (B) the quotient determined by dividing (I) the greatest closing sale price of the Class A common stock during the period beginning on the date immediately preceding the event of default and ending on the date

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the Company pays the entire redemption price to the holder, by (II) the lowest conversion price (see above) in effect during such period. The Note holders may also elect to convert the Notes after the occurrence of an event of default until the 20th trading day immediately following the date such event of default is cured or waived by the Note holders at an event of default conversion price equal to the lowest of (i) the conversion price then in effect, (ii) 70% of the lowest volume-weighted average price of the Class A common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the delivery of the applicable event of default conversion notice, and (iii) 70% of the volume-weighted average price of the Class A common stock on the date of the applicable event of default conversion.

The terms of the Notes prohibit the Company from entering into a “fundamental transaction” (as defined in the Notes) unless the successor resulting from the fundamental transaction assumes all of the obligations of the Company under the Notes and the transaction documents, and, if a successor is publicly-traded, at a holder’s request, such successor issues substantially similar substitute securities. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

A Note holder may also require the Company to redeem all or a portion of its Note in connection with a transaction that results in a “change of control” (as defined in the Notes). Each portion of a Note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (i) 125% of the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (ii) the product resulting from multiplying (A) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) by (B) the quotient determined by dividing (I) the greatest closing sale price of the Class A common stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the change of control transaction and (y) the public announcement of the change of control transaction and ending on the date the holder delivers a redemption notice to the Company, by (II) the lowest conversion price in effect during such period. The definition of “change of control” means any “fundamental transactions” other than certain transactions that do not result in a change of control.

At any time, so long as certain equity conditions are satisfied, the Company has the right to redeem all or any portion of the amounts outstanding under the Notes, pro rata among Note holders, in cash at a price equal to the greater of (i) 118% of the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (ii) 115% of the product resulting from multiplying (A) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) by (B) the quotient determined by dividing (I) the greatest closing sale price of the Class A common stock during the period beginning on the date immediately preceding the date on which the Company delivers a notice of redemption to the Note holders and ending on the redemption date, by (II) the lowest conversion price in effect during such period. The Company may not affect more than one such redemption during any six month period.

The Note holders are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets) on an “as if converted into Class A common stock” basis.

The Note holders are also entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Class A common stock on an “as if converted into Class A common stock” basis.

The Notes include certain covenants, including, among others, restrictions on (i) incurrence of indebtedness, (ii) repayment or redemption of indebtedness, (iii) redemption or repurchase of outstanding securities, (iv) making material changes to the Company’s business, and (v) affiliate transaction; and requirement to maintain subsidiaries, assets and insurance.

The Company granted a security interest in the collateral accounts described above to the Investors to secure the Company’s obligations under the Notes. Upon the occurrence of an “equity condition failure” or on any date after September 30, 2016 on which a “public information failure” (as defined in the Notes) exists or is reasonably expected to occur, a Note holder is entitled to cause any amount remaining in such Note holder’s collateral account to be released to such Note holder.

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Description of the Series G Warrants

The Series G Warrants will be exercisable beginning on October 1, 2016 and will expire October 1, 2021. A holder may not exercise any Series G Warrants if exercise would result in the holder beneficially owning more than 9.99% of our Class A common stock. The initial exercise price of the Series G Warrants will be equal to $0.8280, subject to adjustments for stock splits and similar events. Further, if the exercise price of the Series G Warrants on March 31, 2017 exceeds the “closing bid price” (as defined in the Series G Warrants) of the Class A common stock on such date (the “Adjusted Exercise Price”), the exercise price will be reset to the Adjusted Exercise Price. Under certain circumstances, the holders of the Series G Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Class A common stock determined according to the formula set forth in the Series G Warrant and the Company will not receive the exercise price.

Registration Rights Agreement

We entered into a Registration Rights Agreement with the Investors pursuant to which we agreed to file a registration statement covering at least 200% of the maximum number of shares of Class A common stock underlying the Notes and Series G Warrants. We agreed to file a registration statement within 45 days after the closing of the private placement of the Notes and Series G Warrants. We filed the registration statement on April 20, 2016. The registration statement is not yet effective.

If the registration statement is not declared effective within 75 days (if the registration statement is not subject to a review by the SEC) or 90 days (if the registration statement is subject to a review by the SEC), in each case, after the date of issuance of the Notes and Series G Warrants, or maintained, we will be required to make a cash payment to the Investors equal to 1% of the purchase price of the Notes on the date of such failure and on every 30th day after such failure until such failure is cured. However, no such payment is required after 6 months if the Investors are free to sell the shares without restriction or limitation pursuant to the rules and regulations promulgated by the SEC. The aggregate amount of such payments may not exceed, in the aggregate, 3% of the aggregate principal amount of the Notes outstanding for any 30 day period as determined on the last day of such 30 day period.

Voting Agreement

As a condition to the Investors’ purchase under the Purchase Agreement, Riverside entered into the Voting Agreement pursuant to which Riverside has agreed to vote in favor of this Proposal 2. As of April 19, 2016, Riverside held approximately 13.4% of our issued and outstanding Class A common stock.

Dollar Value of Underlying Securities and Potential Profits on Conversion or Exercise

The following table sets forth the potential profit to be realized upon conversion by the Note holders based on the fixed conversion price on April 1, 2016 and the closing price of our Class A common stock on April 1, 2016 (the date we issued the Notes).

Closing price per share as of April 1, 2016	$0.71
Fixed conversion price per share as of April 1, 2016	$0.8033
Total shares underlying the Notes based on the fixed conversion price	12,448,650
Aggregate market value of underlying shares based on per share market price as of April 1, 2016	$8,838,541.50
Aggregate conversion price of underlying shares	$10,000,000.00
Aggregate cash purchase price for the Notes	$10,000,000.00
Total premium to market price of underlying shares	11.6%

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The following table sets forth the potential profit to be realized upon conversion by the Note holders based on the floating conversion price on April 1, 2016 and the closing price of our Class A common stock on April 1, 2016 (the date we issued the Notes).

Closing price per share as of April 1, 2016	$0.71
Lowest floating conversion price per share as of April 1, 2016	$0.6005
Total shares underlying the Notes based on the floating conversion price	16,652,790
Aggregate market value of underlying shares based on per share market price as of April 1, 2016	$11,823,480.90
Aggregate conversion price of underlying shares	$10,000,000.00
Aggregate cash purchase price for the Notes	$10,000,000.00
Total discount to market price of underlying shares	18.2%

The following table sets forth the potential profit to be realized upon exercise of our Series G Warrants by the holders based on the exercise price at April 1, 2016 and the closing price of the Class A common stock on April 1, 2016 (the date we issued the Series G Warrants).

Closing price per share as of April 1, 2016	$0.71
Exercise price per share as of April 1, 2016	$0.8280
Total shares underlying Series G Warrants	4,979,460
Aggregate market value of underlying shares based on per share market price as of April 1, 2016	$3,535,416.60
Aggregate exercise price of underlying shares	$4,122,992.88
Total premium to market price of underlying shares	14.3%

Shares Issuable to Note Holders in Satisfaction of Principal and Interest

The following table sets forth the total number of shares of our Class A common stock that would be issued to the Note holders if we elect to convert all principal and interest under the Notes into shares of Class A common stock in lieu of paying cash. The following table assumes that: (a) installment payments of principal and interest are timely made every 30 days beginning on July 29, 2016, (b) no such regularly scheduled installment payments are accelerated or deferred, (c) no payments of interest will be made before the first Installment Date of July 29, 2016, (d) the indicated conversion price remains the same from the first Installment Date until the Notes are paid in full, (e) the Note holders do not convert the Notes at their election, and (f) no event of default occurs. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times. Our ability to convert principal, interest and any other amounts owed under the Notes into shares of Class A common stock in lieu of paying cash is contingent on our satisfying certain equity conditions set forth in the Notes. There can be no assurance that we will be able to satisfy such equity conditions. By way of comparison, the number of shares of Class A commons stock we are allowed to issue under the Notes without shareholder approval in compliance with the 20% Rule is 2,511,132, based on 12,561,943 shares of Class A common stock issued and outstanding on April 1, 2016.

Assumed Conversion Price	Number of Shares Potentially Issuable
Initial conversion price ($0.8033)	14,079,510
$0.60	18,850,117
$0.45	25,133,489
$0.30	37,700,233
$0.25	45,240,280

Payments to Holders of Notes

In connection with the Notes, we may be required to make the following payments to the Note holders:

Original Principal Amount	$10,000,000
Maximum Interest Payments(1)	$1,310,070
Maximum Voluntary Redemption Premium(2)	$11,800,000
Maximum Event of Default Redemption Premium(3)	$12,500,000
Maximum Change of Control Redemption Premium(4)	$12,500,000
Maximum Registration Penalties(5)	$300,000

(1) Represents the maximum amount of interest payable by us to the Note holders assuming that (a) installment payments of principal and interest are timely made every 30 days beginning on July 29, 2016, (b) no such regularly scheduled

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installment payments are accelerated or deferred, (c) no payments of interest will be made prior to the first installment date, (d) the Notes are not otherwise converted prior to the maturity date, (e) interest is paid in cash, and (f) no event of default occurs.

(2) Represents the cash amount that we would pay to the Note holders if we were to voluntarily redeem the Notes assuming that the applicable premium to be applied is 118% and that the redemption occurs immediately after issuance.

(3) Represents the cash amount that we would pay to the Note holders if we were required to redeem the Notes as a result of an event of default assuming that the applicable premium to be applied upon the event of default is 125% and that the event of default occurs immediately after issuance. Does not take into account any incremental interest that would be payable by reason of an event of default. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default.

(4) Represents the cash amount that we would pay to the Note holders if we were required to redeem the Notes as a result of a change of control assuming that the applicable premium to be applied upon the event of default is 125% and that the change of control occurs immediately after issuance.

(5) The amount represents the maximum aggregate amount of the registration penalties, which may not exceed 3% of the aggregate principal amount outstanding under the Notes for any 30-day period under the terms of the Registration Rights Agreement. Assumes that (a) no installment payments are made under the Notes before the maximum registration penalties have accrued, and (b) all penalties are timely paid.

Effects of Approval of this Proposal 2

In addition to the Reasons for Shareholder Approval set forth above, shareholder approval of this Proposal 2 would have the following principal effects:

Increased Dilution. The number of shares of our issued and outstanding Class A common stock would be significantly increased if any of the Investors converted the outstanding principal of the Notes or exercised the Series G Warrants, or if we issued shares of Class A common stock as payment of interest and principal on the Notes as described above. If our shareholders approve this Proposal 2, we will be permitted to issue shares of Class A common stock pursuant to the terms of the Notes in excess of the NASDAQ Amount. In the event of such conversion, exercise or interest and principal payments, there would be substantial dilution to our current shareholders. For example, assuming the Investors fully converted the Notes and exercised their Series G Warrants on the date of issuance of the Notes and Series G Warrants, April 1, 2016, at the conversion price of approximately $0.8033, we would have been required to issue 12,448,649 shares pursuant to the conversion of the Notes and 4,979,460 shares pursuant to exercise of the Series G Warrants, which would have constituted approximately 139% of our issued and outstanding Class A common stock as of April 1, 2016.

Alternatively, assuming we pay all installment payments (principal and interest) in shares of Class A common stock at 85% of the average of the volume weighted average prices (assuming a weighted average price of $0.7065 per share throughout the term of the Notes, resulting in a discount of $0.106), we would issue approximately 16,652,096 shares to repay the outstanding principal amount of the Notes in full, which would constitute 133% of our issued and outstanding Class A common stock as of April 1, 2016.

Increased Number of Shares Available for Public Sale May Depress Market Price. Similarly, upon conversion of the Notes, exercise of the Series G Warrants (after removing the Exercise Floor Price, the exercise price may be decreased in the future, potentially making it more likely that holders will exercise their Series G Warrants even if the market price of our Class A common stock in the future is below the current Exercise Floor Price), or payment of interest and principal on the Notes in shares of Class A common stock, there would be a greater number of shares of our Class A common stock eligible for sale in the public markets. Any such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of our Class A common stock.

Potential Issuance of Shares of Class A Common Stock May Discourage Strategic Transactions and Future Financings. The potential future increased issuance of shares of Class A common stock under the Notes (and the potential increased likelihood of exercise of the Series G Warrants) may make it more difficult, or discourage an attempt, to obtain control of our company by means of a merger, tender offer, proxy contest, or otherwise, and thereby may protect the

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continuity of our board of directors and management. Further, the perceive market overhang may make it more difficult to raise additional capital if necessary in the future.

No Appraisal Rights

No shareholder will have appraisal or dissenter’s rights with respect to the Reverse Stock Split and Proposal 1.

Interests of our Officers and Directors and Riverside in Proposal 2

We do not believe that our officers or directors have interests in Proposal 2 that are different from or greater than those of any other of our shareholders.

As of April 19, 2016, Riverside held approximately 13.4%, of the outstanding shares of our Class A common stock. Mr. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the shares of our Class A common stock directly owned by Riverside. Assuming a conversion of the principal amount of the Notes at a conversion price of $0.8033 and exercise of all of the Series G Warrants on April 1, 2016, Riverside would hold approximately 5.6% of the then-issued and outstanding shares of Class A common stock. As discussed above, the exercise of the Series G Warrants will also result in dilution of our other shareholders.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” or “AGAINST” are included, while abstentions and broker non-votes are not included. Shares of our Class A common stock issued pursuant to conversion of the Notes or exercise of the Series G Warrants are ineligible to vote on this Proposal 2.

In connection with our Private Placement, Riverside, our largest shareholder, entered into the Voting Agreement in which Riverside agreed to vote all of its shares of Class A common stock “FOR” this Proposal 2.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(d), OF THE ISSUANCE OF SHARES OF CLASS A COMMON STOCK PURSUANT TO THE TERMS OF THE NOTES WITHOUT GIVING EFFECT TO THE EXCHANGE CAP SET FORTH THEREIN IN AN AMOUNT THAT MAY EXCEED 20% OF OUR ISSUED AND OUTSTANDING SHARES OF CLASS A COMMON STOCK BEFORE THE ISSUANCE OF THE NOTES AND THE EXERCISE OF OUR SERIES G WARRANTS WITHOUT GIVING EFFECT TO THE EXERCISE FLOOR PRICE SET FORTH THEREIN.

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PROPOSAL 3

ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

(Item No. 3 on Proxy Card)

Our shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary for the purpose of soliciting additional proxies in favor of Proposal 1 or Proposal 2, if there are not sufficient votes at the time of the special meeting to approve and adopt any of Proposal 1 or Proposal 2. If this adjournment proposal is approved, our board of directors could adjourn the special meeting to any date it chooses. In addition, our board of directors could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies at any time before their use do not need to submit new proxies unless they desire to change their voting instructions. The Company does not intend to call a vote on this proposal if Proposal 1 and Proposal 2 have been approved at the special meeting.

Approval of this Proposal 3 requires the affirmative vote of a majority of the votes represented by the holders of our Class A common stock at the special meeting, whether or not a quorum exists. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Unless instructions to the contrary are specified in a properly executed and returned proxy, the proxy holders will vote the proxies received by them “FOR” this Proposal 3.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

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BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information with respect to the beneficial ownership of our Class A common stock as of April 19, 2016 (except as noted) for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A common stock, (ii) each director, (iii) each “named executive officer” as defined under Item 402(a)(3) of Regulation S-K, and (iv) all current directors and executive officers as a group. As of April 19, 2016, there were 12,561,943 shares of our Class A common stock and no shares of our Class B common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Riverside Renewable Energy Investments, LLC (2)	1,679.689	13.37%
Hudson Bay Master Fund, Ltd. (3)	1,394,220	9.99%
Dennis Lacey (4)	14,950	*
Alan Fine (5)	1,045	*
David L. Belluck (6)	1,686,600	13.37%
Pavel Bouska (7)	4,827	*
Ian Bowles (8)	5,508	*
John Schaeffer (9)	2,931	*
Robert L. Scott (10)	8,831	*
All directors and executive officers as a group (9 persons) (11)	1,728,592	13.76%

*	Indicates less than 1% ownership.
(1)	This table is based upon information supplied by officers, directors and principal shareholders directly to Real Goods Solar or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the SEC. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include stock options exercisable and restricted stock vesting within 60 days after April 19, 2016.
(2)	According to a report on Schedule 13D filed with the SEC on July 24, 2015. David L. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities. Mr. Belluck and Riverside share voting and investment power over these securities. The address for Riverside Renewable Energy Investments, LLC is c/o Riverside Renewable Energy Investments, LLC 699 Boylston Street, Boston, MA 02116.
(3)	Consists of shares of our Class A common stock issuable (i) under the Notes (subject to a 9.99% beneficial ownership limitation; calculated using a “Conversion Price” (as defined in the Notes) of $0.4297, the lowest conversion price resulting from the defined terms “Conversion Price” as of April 19, 2016), and (ii) upon exercise of warrants that are currently exercisable (subject to either a 4.99% or 9.99% beneficial ownership limitation), which together represent 9.99% of our outstanding shares of Class A common stock as of April 19, 2016. Does not include additional shares of Class A common stock issuable under the Notes and upon exercise of warrants because (i) the holder does not have the right to receive such shares if the holder, together with certain attribution parties, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the outstanding shares of our Class A common stock, and (ii) with respect to the Notes and our Series G Warrants, the holder does not have the right to receive more than its pro rata share of the NASDAQ Amount before obtaining shareholder approval of Proposal 2 contained herein. Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.
(4)	Consists of 13,950 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable and 1,000 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after April 19, 2016.

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(5)	Consists of 965 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable and 80 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after April 19, 2016.
(6)	Consists of 1,679,689 shares of our Class A common stock beneficially owned by Riverside, 3,994 shares of our Class A common stock and 2,917 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable. Mr. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities beneficially owned by Riverside. Mr. Belluck and Riverside share voting and investment power over the securities beneficially owned by Riverside.
(7)	Consists of 1,910 shares of our Class A common stock and 2,917 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(8)	Consists of 2,591 shares of our Class A common stock and 2,917 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(9)	Consists of 1,889 shares of our Class A common stock and 1,042 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(10)	Consists of 5,914 shares of our Class A common stock and 2,917 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(11)	Includes Messrs. Lacey, Fine, Belluck, Bouska, Bowles, Schaeffer, and Scott and Paul Anderson, our Chief Administrative Officer, General Counsel and Secretary, and Thomas Mannik, our Principal Accounting Officer and Controller.

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SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the Securities and Exchange Commission and our bylaws. For shareholder proposals to be considered for inclusion in our proxy statement and proxy card relating to the 2016 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act, they must be received by us not later than May 31, 2016, if the 2016 annual meeting is held on or within 30 days of November 18, 2016. In the event that we elect to hold our 2016 annual meeting more than 30 days before or after November 18, 2016, such shareholder proposals would have to be received by us a reasonable time before we begin to print and send our proxy materials for the 2016 annual meeting. Such proposals must contain specified information, including, among other things, information as would be required to be included in a proxy statement under Securities and Exchange Commission rules.

In addition, under the terms of our bylaws, shareholders who desire to present a proposal for action or to nominate directors (other than proposals to be included in our proxy statement and proxy card pursuant to Rule 14a-8 promulgated under the Exchange Act) at the 2016 annual meeting of shareholders must provide notice in writing of such proposal or nomination to us no earlier than July 20, 2016 and no later than August 14, 2016, unless the date of the 2016 annual meeting is changed by more than 30 days from November 18. 2016. In the event that we elect to hold our 2019 annual meeting more than 30 days before or after November 18, 2016, such shareholder proposals would have to be received by us not less than 50 nor more than 75 days before the meeting; provided, however, that in the event that we provide less than 60 days’ notice or prior public disclosure (which shall include disclosure included within any filing we make with the Securities and Exchange Commission) of the date of such meeting to shareholders, shareholders must provide notice in writing of such proposal or nomination to us not later than the close of business on the 10th day following the date on which we provided such notice or public disclosure of the date of such meeting, whichever occurred first. Shareholder notices must contain the information required by Article II, Section 7 of our bylaws.

All proposals or other notices should be addressed to us at 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Secretary, Real Goods Solar, Inc.

If we do not have notice of a matter to come before an annual meeting at least 45 days before the first anniversary of the date on which we first sent our proxy materials for the prior year’s annual meeting of shareholders (unless the annual meeting in question is held more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders), your proxy card for such annual meeting will confer discretionary authority to vote on such matter. In the event that we elect to hold an annual meeting more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders, your proxy for such annual meeting will confer discretionary authority to vote on such matter if we do not have notice of such matter a reasonable time before we begin to send our proxy materials for such annual meeting.

Generally, Colorado law provides that only business within the purpose or purposes descried in the notice for a special meeting of shareholders may be conducted as such special meeting. If we do not have notice of a matter properly brought before a special meeting under Colorado law a reasonable time before the solicitation for such special meeting, your proxy card for such special meeting will confer discretionary authority to vote on such matter.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or if any shareholders who share an address are receiving multiple copies of annual reports, proxy statements or Notices of Internet Availability of Proxy Statements and wish to receive a single set of annual reports, proxy statements or Notice of Internet

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Availability of Proxy Materials, as applicable, in the future, please contact Broadridge, either by calling 1-800-579-1639, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. You can also contact us by calling 303-222-8300.

We will provide without charge to any beneficial owner of our Class A common stock as of the Record date a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, upon written or oral request at the following address and telephone number: Real Goods Solar, Inc., 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, (303) 222-8300. We will also provide a list briefly describing any exhibits not contained in our Annual Report on Form 10-K and will furnish a copy of any exhibit not contained therein to a requesting shareholder upon payment of a fee to reimburse our reasonable expenses in furnishing such exhibit.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to our Board of Directors, c/o Corporate Secretary, Real Goods Solar, Inc., 833 West South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the Chairman of the board of directors or to any specific director to whom the correspondence is directed.

OTHER MATTERS

Generally, Colorado law provides that only business within the purpose or purposes descried in the notice for a special meeting of shareholders may be conducted as such special meeting. Our management does not intend to present, and has no information as of the date of preparation of this proxy statement that others will present, any business at the special meeting, other than business pertaining to matters set forth in the notice of special meeting and this proxy statement. However, if other matters requiring the vote of the shareholders properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY, OR TO VOTE BY THE INTERNET OR BY TELEPHONE PROMPTLY, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date PRELIMINARY PROXY CARD VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. REAL GOODS SOLAR, INC. 833 W. SOUTH BOULDER ROAD LOUISVILLE, CO 80027 ATTN: PAUL ANDERSON E10232-S45015 The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To approve the Reverse Stock Split. 2. To approve the issuance of shares of Class A common stock pursuant to the terms of the Notes without giving effect to the stock exchange cap set forth therein and the Series G warrants without giving effect to the exercise price floor set forth therein. 3. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposals. NOTE: In the discretion of the proxies, on such other business as may properly come before the Special Meeting and any adjournment(s) or postponement(s) of the Special Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the proposals and in the discretion of the proxies with respect to such other business as may properly come before the Special Meeting any adjournment(s) or postponement(s) thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. E10233-S45015

REAL GOODS SOLAR, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS ON MAY 27, 2016 The Special Meeting of the Shareholders of Real Goods Solar, Inc. (the "Company") will be held on Friday, May 27, 2016, at 12:00 PM Mountain Time, at La Quinta Inn & Suites, 902 West Dillon Road, Louisville, Colorado 80027. The undersigned, having received the Notice of the Special Meeting, hereby constitutes and appoints Dennis Lacey, Alan Fine and Paul Anderson, his true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Special Meeting scheduled to be held on May 27, 2016, or at any adjournment or postponement thereof, on all matters coming before said meeting, all shares of the Company's Class A common stock, which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card. YOUR VOTE IS IMPORTANT To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.Address changes/comments: ________________________________________________________________________________ _________________________________________________________________________________________________________(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side